Exhibit 99.1

             Citrix Files its Annual Report on Form 10-K
                  and Quarterly Reports on Form 10-Q


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Sept. 7, 2007--Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in application delivery infrastructure, announced today that it has filed its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2007 and June 30, 2007 with the Securities and Exchange Commission. As previously announced, these reports were delayed pending the conclusion of the voluntary investigation of the Company's historical stock option granting practices and related accounting conducted by the Audit Committee of the Company's Board of Directors and a consultation on certain related interpretive issues with the Office of the Chief Accountant of the Securities and Exchange Commission. With the filing of the Annual Report and Quarterly Reports referred to above, the Company believes that it has returned to full compliance with SEC reporting requirements and Nasdaq listing requirements.

    As a result of the voluntary investigation, on March 14, 2007, the Company announced its intention to restate its previously issued financial statements to reflect the additional non-cash stock-based compensation expense and related tax effects with respect to stock option grants whose accounting measurement dates were revised. In the Company's Annual Report on Form 10-K for the year ended December 31, 2006, the Company restated its consolidated balance sheet as of December 31, 2005 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the years ended December 31, 2005 and 2004, and each of the quarters in 2006 and 2005 to reflect such additional stock-based compensation expense and related income tax effects for stock option awards granted since late 1995 and the financial statement impact for all subsequent periods. Based on the findings of the voluntary investigation, the Company has recorded a pre-tax cumulative charge of $165.7 million ($120.9 million net of income taxes and other tax charges) in its consolidated financial statements through December 31, 2005 to reflect additional stock-based compensation expense. Of this total cumulative pre-tax charge, $156.3 million ($119.9 million net of income taxes and other tax charges) is related to the years 2003 and earlier.

    After completion of its investigation, the Audit Committee concluded that there was no intentional wrongdoing by any current executive of the Company in connection with the Company's stock option grants and procedures during the period under review (1996-2006).

    "Citrix is fully committed to compliance with all applicable accounting standards and regulations. The rigor with which the company conducted this voluntary investigation is testimony to our commitment," said Mark Templeton, president and chief executive officer for Citrix. "We are pleased that the investigation and restatement are complete and are focused on moving forward with our business."

    Financial statements for the three months ended March 31, 2007 and June 30, 2007 can be found on the Investor Relations page of the Citrix corporate Web site at http://www.citrix.com/investors.

    This press release should be read in conjunction with the Annual Report on Form 10-K and the Quarterly Reports on Forms 10-Q referred to in this release.

    About Citrix

    Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader and the most trusted name in application delivery infrastructure. More than 200,000 organizations worldwide rely on Citrix to deliver any application to users anywhere with the best performance, highest security and lowest cost. Citrix customers include 100% of the Fortune 100 companies and 99% of the Fortune Global 500, as well as hundreds of thousands of small businesses and prosumers. Citrix has approximately 6,200 channel and alliance partners in more than 100 countries. Annual revenue in 2006 was $1.1 billion.

    For Citrix Investors

    This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The forward-looking statements in this release do not constitute promises or guarantees of future performance, but involve a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially from such statements include, but are not limited to, regulatory review of the Company's continued listing on the Nasdaq Global Select Market, possible regulatory review of the financial accounting determinations ultimately made by the Company with respect to the measurement dates used for stock option grants issued by the Company, and other risks detailed in the Company's filings with the Securities and Exchange Commission. In addition, the Company's voluntary stock option investigation may continue to require the Company to incur additional expenses and may result in claims and proceedings relating to the investigation, including shareholder litigation and actions by the SEC and/or other governmental agencies, and costs related to the remediation of certain tax-related liabilities or other implications for the Company resulting from the restatement or other factors. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    Citrix(R) is a registered trademark of Citrix Systems, Inc. in the U.S. and other countries. All other trademarks and registered trademarks are property of their respective owners.


    CONTACT: Citrix Systems, Inc., Fort Lauderdale
             For media inquiries:
             Eric Armstrong, 954-267-2977
             eric.armstrong@citrix.com
             or
             For investor inquiries:
             Eduardo Fleites, 954-229-5758
             eduardo.fleites@citrix.com